Exhibit 10.13

STONEBRIDGE ACQUISITION II CORPORATION

INDEPENDENT DIRECTOR AGREEMENT

This Independent Director Agreement (this “Agreement”), dated as of [*], is by and between StoneBridge Acquisition II Corporation, a Cayman Islands exempted company (the “Company”), and [*], an individual member of the board of directors (the “Board”) of the Company (the “Director”) and shall be effective as of [*] (the “Effective Date”).

RECITALS

WHEREAS, the Company previously appointed the Director to serve on the Board and the Director accepted such appointment to serve on the Board;

WHEREAS, the Director has been, and may in the future be, appointed to serve as a member or chair of one or more committees of the Board; and

WHEREAS, the Company desires to set forth herein the terms and conditions governing the Director’s continued service on the Board, including the Director’s compensation arrangement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board and as a member and/or chair of such committees of the Board to which the Director has been appointed, or may be appointed from time to time, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1. Term. The parties acknowledge that the Director has been duly appointed and is currently serving for the purposes and upon the terms and conditions contained in this Agreement. The term of such appointment commenced on the Effective Date and shall continue until the Director’s successor is duly elected or appointed and qualified or until the Director’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current Memorandum and Articles of Association, as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the Director’s successor has not been duly elected or appointed as of the Expiration Date, the Director agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified.

2. Compensation; Continued Service, Vesting and Forfeiture; No Additional Compensation.

(a) Compensation. In consideration for the Director’s service on the Board and committees of the Board, the Director shall not receive any cash compensation. Instead, as a one-time grant for Board and Board committee service, the Director shall receive an aggregate of twenty-five thousand (25,000) Class B ordinary shares of the Company, par value $0.0001 per share (the “Director Shares”). The Director Shares shall be subject to the continued service, vesting and forfeiture provisions set forth in Section 2(b). The Director Shares shall be transferred to the Director by and from the Company’s sponsor, StoneBridge Acquisition Sponsor II LLC (the “Sponsor”), and not by the Company, and shall be subject in all respects to:

(i)	the Company’s Amended and Restated Memorandum and Articles of Association, as in effect on the date hereof and as may be amended and/or amended and restated from time to time;

(ii)	that certain letter agreement, dated as of September 30, 2025, by and among the Company, the Company’s directors and the Company’s officers (the “D&O Letter Agreement”);

(iii)	that certain letter agreement, dated as of September 30, 2025, by and between the Company and the Sponsor (the “Sponsor Letter Agreement”);

(iv)	that certain subscription agreement dated as of August 27, 2024, as amended on April 21, 2025, pursuant to which the Sponsor acquired the Class B ordinary shares (the “Subscription Agreement”); and

(v)	any other agreements governing the Class B ordinary shares.

The Director acknowledges and agrees that the Director Shares are subject to transfer restrictions, forfeiture provisions, conversion mechanics and other limitations applicable to Class B ordinary shares under the foregoing documents, including provisions relating to the completion or failure to complete a business combination.

(b) Continued Service; Vesting and Forfeiture. The Director Shares granted to the Director pursuant to this Agreement shall 100% vest upon, and in connection with, the consummation of the Company’s initial business combination (the “Business Combination”), provided that the Director continues to serve on the Board through the time immediately prior to the consummation of the Business Combination. If the Director ceases to serve on the Board prior to the time immediately prior to the consummation of the Business Combination, all the Director Shares granted under this Agreement shall be automatically forfeited and returned to the Sponsor or as otherwise directed by the Sponsor. The Director acknowledges and agrees that, irrespective of the vesting of the Director Shares, such Director Shares shall remain subject to all restrictions set forth in the Subscription Agreement, the D&O Letter Agreement, the Sponsor Letter Agreement, the Company’s Memorandum and Articles of Association, and applicable law, and may not be transferred, sold, pledged, or otherwise disposed of except as permitted under such agreements or law.

(c) No Additional Compensation. No additional equity or cash compensation shall be paid to the Director for Board or Board committee service unless approved by the Board (or an appropriate committee thereof) in compliance with applicable law and the Nasdaq Stock Market’s Listing Rules.

4. Independence. The Director acknowledges that the Director’s service on the Board is contingent upon the Board’s determination that the Director is and remains “independent” with respect to the Company, as such term is defined by Rule 5605 of the Nasdaq Stock Market’s Listing Rules, and any other applicable rules, and that the Director may be removed from the Board and/or any committee of the Board in the event that the Director does not maintain such independence. The Director acknowledges and agrees that the acceptance, directly or indirectly, of any consulting, advisory, or other compensatory fee, other than for Board or Board committee service, from the Company or any subsidiary thereof will impair the Director’s independence, and the Director agrees not to accept any such fees.

The Director further acknowledges that the receipt of the Director Shares from the Sponsor is intended to qualify as director compensation permitted under Nasdaq rules and other applicable law.

5. Duties. The Director shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, and providing comments and opinions as to business matters as requested by the Company.

(a) Conflicts of Interest/Applicable Law. The Director acknowledges that, consistent with market practice for special purpose acquisition companies (“SPACs”), the Director may have fiduciary or contractual duties to other entities, including entities affiliated with the Sponsor or other SPACs. The Director agrees to disclose to the Board or an appropriate committee of the Board any actual conflict of interest relating to a specific transaction or proposed transaction involving the Company of which the Director is aware. Any such conflict shall be addressed in accordance with the Company’s then current Memorandum and Articles of Association and applicable Cayman Islands law, including through disclosure, abstention from deliberation and voting, and approval by disinterested directors. For the avoidance of doubt, service by the Director on the boards of, or investment in, other entities (including other SPACs or Sponsor-affiliated entities) shall not, by itself, constitute a conflict of interest or competition with the Company.

(b) Confidentiality. The Director agrees and acknowledges that, by reason of the nature of the Director’s duties on the Board and committees of the Board, the Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company or its subsidiaries and any of the foregoing which belong to any person or company but to which the Director has had access by reason of the Director’s relationship with the Company. The Director understands and agrees that the foregoing is not exhaustive, and that “Confidential Information” also includes all other information and data that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information or data is known or used. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by, or through the direct or indirect fault of, the Director, the Director’s representatives or persons acting on the Director’s behalf; or (ii) is required to be disclosed by the Director due to governmental regulatory or judicial process. The Director agrees to faithfully keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of the Director’s employment duties with the Company) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services or the Director’s resignation, the Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination or resignation until and unless any such Confidential Information shall have become, through no direct or indirect fault of the Director, the Director’s representatives or persons acting on the Director’s behalf, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

(c) Code of Business Conduct and Ethics. The Director agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as in existence now or at any time during the term of this Agreement.

6. Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred in connection with the Director’s position as a member of the Board and for services as a member of each committee of the Board to which the Director has been or may be appointed.

7. Indemnity. The Company and the Director agree that indemnification with respect to the Director’s service on the Board shall be governed by that certain Indemnity Agreement by and between the Company and the Director, dated as of September 30, 2025 (“Indemnity Agreement”).

8. Withholding. The Director agrees to cooperate with the Company and/or the Sponsor, as applicable, to take all steps necessary or appropriate for the withholding of taxes required under applicable law in connection with the transfer of the Director Shares, and acknowledges that any such withholding obligations may be unilaterally satisfied by the Company or Sponsor as applicable, in accordance with applicable law.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

10. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

13. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of this Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15. Miscellaneous. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws. This Agreement and the Indemnity Agreement constitute the entire understanding between the parties with respect to the Director’s service on the Board and any committee thereof and the compensation arrangements described herein, and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Director’s service on the Board and any committee thereof. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the day and year first above written.

STONEBRIDGE ACQUISITION II CORPORATION

By:
Name:	Bhargav Marepally
Title:	Chief Executive Officer

DIRECTOR

By:
Name:
Title:	Director

[Signature Page to Independent Director Agreement – StoneBridge Acquisition II Corporation]